[ Morgan, Lewis & Bockius LLP Letterhead]

October 26, 2015

Trusts Listed in Exhibit A
333 South Hope Street
Los Angeles, California 90071-1406

Ladies and Gentlemen:

We have acted as counsel to the trusts listed in Exhibit A, each a Delaware statutory trust and registered with the Securities and Exchange Commission under the Investment Company Act of 1940, as amended (the “1940 Act”) (each, a “Trust” and collectively, the “Trusts”), in connection with each Trust’s Registration Statement on Form N-1A pursuant to the Securities Act of 1933, as amended, to be filed with the Securities and Exchange Commission on or about October 29, 2015 (the “Registration Statement”), with respect to the issuance of Class R-5E shares of beneficial interest (the “Shares”) of each Trust. You have requested that we deliver this opinion to you in connection with each Trust’s filing of the Registration Statement.

In connection with the furnishing of this opinion, we have examined the following documents for each Trust:

(a)	A copy of the Agreement and Declaration of Trust for each Trust, as amended and restated from time to time (the “Declaration”);
(b)	A certificate of Establishment and Designation of Class R-5E Shares for each Trust (the "Designation");
(c)	A copy of the By-Laws of each Trust (the “By-Laws”);
(d)	A copy of certain resolutions duly adopted by the current Board of Trustees of each Trust at a duly called meeting on September 2, 2015 or August 31, 2015 at which a quorum of the members of the Board was present and acting throughout, approving the issuance of the Shares of each Trust (the "Resolutions");
(e)	A proof, received on October 23, 2015 or October 26, 2015, of the Registration Statement for each Trust; and

(f)	A certificate executed by the Secretary of each Trust, certifying as to, and attaching copies of, the Declaration, the By-Laws, the Resolutions, and the Registration Statement of the Trust.

In such examination, we have assumed the genuineness of all signatures, the conformity to the originals of all of the documents reviewed by us as copies, including conformed copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document. We have assumed that the Registration Statements as filed with the Securities and Exchange Commission will be in substantially the forms of the proof referred to in paragraph (e) above. We have also assumed for the purposes of this opinion that the Declarations, the Designations, the By-Laws and the Resolutions will not have been amended, modified or withdrawn and will be in full force and effect on the date of issuance of the Shares.

This opinion is based entirely on our review of the documents listed above and such other documents as we have deemed necessary or appropriate for the purposes of this opinion and such investigation of law as we have deemed necessary or appropriate. We have made no other review or investigation of any kind whatsoever, and we have assumed, without independent inquiry, the accuracy of the information set forth in such documents.

This opinion is limited solely to the Delaware Statutory Trust Act, as applied by courts located in Delaware , to the extent that the same may apply to or govern the transactions referred to herein, and we express no opinion with respect to any other laws . No opinion is given herein as to the choice of law or internal substantive rules of law which any tribunal may apply to such transactions. In addition, to the extent that the Declarations, the Designations or the By-Laws refer to, incorporate or require compliance with the 1940 Act, or any other law or regulation applicable to the Trusts, except for the internal substantive laws of the State of Delaware, as aforesaid, we have assumed compliance by the Trusts with the 1940 Act and such other laws and regulations.

We understand that all of the foregoing assumptions and limitations are acceptable to you.

Based upon and subject to the foregoing, it is our opinion that the Shares of each Trust, when issued and sold in accordance with the Declarations, the Designations and the By-Laws and for the consideration described in the Registration Statement of such Trust, will be validly issued, fully paid, and nonassessable by the Trust.

This opinion is given as of the date hereof and we assume no obligation to update this opinion to reflect any changes in law or any other facts or circumstances which may hereafter come to our attention. We hereby consent to the filing of this opinion as an exhibit to each Registration Statement. In rendering this opinion and giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations of the SEC thereunder.

Very truly yours, /s/ Morgan, Lewis & Bockius LLP Morgan, Lewis & Bockius LLP

Exhibit A

List of the Trusts

The Income Fund of America

American Balanced Fund

International Growth and Income Fund

Developing World Growth and Income Fund

American Funds Corporate Bond Fund

American Funds Global High-Income Opportunities Fund

American Funds Inflation Linked Bond Fund

American Funds Money Market Fund

American Funds Mortgage Fund

American High-Income Trust

Capital World Bond Fund

Intermediate Bond Fund of America

Short-Term Bond Fund of America

The Bond Fund of America

The American Funds Income Series

American Funds Portfolio Series

American Funds Target Date Retirement Series

American Funds Retirement Income Portfolio Series